NORTHEAST BANCORP

Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                      Three Months Ended    Three Months Ended
                                      September 30, 1998    September 30, 1997
                                     ____________________  ____________________
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EQUIVALENT SHARES:

Weighted Average Shares Outstanding           2,615,515             2,218,051

Total Diluted Shares                          2,791,569             2,702,738

Net Income                           $          636,037    $          570,565

Less Preferred Stock Dividend                    17,500                35,000
                                     ____________________  ____________________
Income Available to Common
 Stockholders                        $          618,537    $          535,565
                                     ====================  ====================

Basic Earnings Per Share             $              0.24   $              0.24
Diluted Earnings Per Share           $              0.23   $              0.21

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